Exhibit 15.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement of YD Bio Limited on Form 20-F of our report dated April 30, 2025, with respect to our audits of the consolidated financial statements of YD Biopharma Limited and subsidiary (collectively the “Company”) as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024, which report appears in this Registration Statement.

We also consent to the reference to our Firm under the caption “Statement by Experts” in such Registration Statement.

/s/ ARK Pro CPA & Co
ARK Pro CPA & Co

Hong Kong, China
September 5, 2025